EXHIBIT 10.1

Execution Version

March 1, 2013

SCG Financial Acquisition Corp.

c/o Gregory H. Sachs, Chairman and CEO

615 North Wabash Avenue

Chicago, IL  60611

Re:

Financing Commitment

Dear Mr. Sachs:

The Donald R. Wilson, Jr. 2002 Trust dated October 15, 2002 (“Lender”) hereby commits to provide financing to SCG Financial Acquisition Corp. (“SCG”) and/or one of its designated affiliates (“Borrower”) in the form of a standby credit facility up to the aggregate amount of (a) SCG’s obligations under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among SCG, SCG Financial Merger III Corp., Symon Holdings Corporation (the “Target Company”) and the Securityholders’ Representative (as defined therein) and (b) all (i) out-of-pocket fees and expenses and (ii) other amounts payable by SCG under or in connection with the Merger Agreement (the “Facility”) as expressly set forth herein.  The proceeds of the Facility will be used solely to finance the acquisition by SCG of all issued and outstanding shares of capital stock (the “Stock”) of the Target Company from its stockholders, pursuant to the Merger Agreement.  This letter agreement is being delivered to SCG in connection with the execution of the Merger Agreement.

As between Lender and SCG (and any other Borrower), it is agreed that the Facility will be provided pursuant to commercial credit documents (the “Credit Documents”) incorporating provisions reasonably deemed by Lender to be customary and appropriate in transactions of this type, including standard representations, warranties, covenants and events of default.  The specific terms and conditions of the Credit Documents will be negotiated by and between Lender and SCG (and any other Borrower), but a Summary of Principal Terms and Conditions is attached hereto as Exhibit A (“Summary of Terms”).  Lender understands that Borrower may require less than the full amount set forth above, and such amount is intended to be a maximum amount.  The Credit Documents shall contain all of the terms of the Facility, and such terms shall supersede this letter, including the Summary of Terms.  For avoidance of doubt and notwithstanding anything to the contrary in this letter agreement, the Lender’s obligations under this letter agreement (including the funding of the Facility) are conditioned solely upon (i) the satisfaction or waiver of the conditions set forth in Section 3.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied by actions taken at the closing of the transactions contemplated by the Merger Agreement (the “Closing,” and the date of the Closing shall be referred to herein as the “Closing Date”), provided, that such conditions are then capable of being satisfied assuming a Closing would occur), and (ii) the Credit Documents containing the terms and conditions set forth in the Summary of Terms.

Lender hereby represents and warrants that (a) it has (and will maintain so long as it has obligations under this letter agreement) unrestricted funds and/or immediate capital availability sufficient to honor its obligations under this letter agreement, (b) it has full power and authority to enter into this letter agreement and to perform its obligations hereunder, and (c) neither this letter agreement nor the performance of its obligations hereunder conflicts with or violates any organizational document of Lender, any contract or commitment of Lender or any applicable law or regulation.  This letter agreement may be enforced against Lender by any of Borrower, the Target Company or the Securityholders’ Representative (on behalf of the Company’s stockholders), it being understood that the Target Company and the Securityholders’ Representative are express third-party beneficiaries of this letter agreement.  The parties hereto confirm that they understand that the Target Company and the Securityholders’ Representative would not approve the transactions contemplated by the Merger Agreement or enter into the Merger Agreement unless the Lender has provided the commitments set forth in this letter agreement.

In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, and subject to the express limitations contained in this letter agreement, the parties hereto and the beneficiaries hereof will be entitled to specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the transactions contemplated hereby in the event of breach prior to the Closing by any party hereto.  The foregoing sentence will not be construed as a waiver by any party hereto or beneficiary hereof of any right such person may now have or hereafter acquire to monetary damages from any other party hereto.

If this letter agreement is acceptable, please execute and return a copy of by facsimile, e-mail, hand delivery or mail to be received by Lender prior to the close of business on March 1, 2013, or this letter will automatically expire.  In the event SCG (and any other Borrower) does not fulfill its commitment to close this transaction or the conditions set forth above are not fulfilled on or before May 31, 2013 (other than as a result of Lender’s failure to fulfill its obligations hereunder), Lender may elect not to proceed with this transaction upon notice to SCG (and any other Borrower), Target Company and the Securityholders’ Representative.

This letter agreement is for SCG’s, the Target Company’s and the Securityholders’ Representative’s benefit only.  It is not assignable by SCG without the prior written approval of Lender; provided, that SCG may, without the prior written consent of any party hereto, assign any or all of its rights and obligations under this letter agreement to one or more of its affiliates provided that (i) SCG concurrently assigns all or any portion of the Merger Agreement and/or its rights thereunder to such affiliate in accordance with Section 9.3 of the Merger Agreement and (ii) any such assignment shall not (A) limit or affect SCG’s obligations under this letter agreement or the Merger Agreement or (B) relieve the Lender from its obligations under this letter agreement.  Any purported assignment of this commitment in contravention of this paragraph shall be void.  The obligations of the Lender hereunder may not be assigned without the prior written consent of SCG and the Securityholders’ Representative.  This letter agreement may not be disclosed to or relied upon by any person other than SCG, the Target Company or the Securityholders’ Representative (on behalf of the Company’s stockholders); provided that SCG may disclose this letter agreement and the terms and conditions hereof in connection with any filing by SCG required under the Securities and Exchange Act of 1934, as amended, in connection with the Merger or as otherwise required pursuant to applicable federal or state securities laws.  This letter agreement may not be amended or otherwise modified without the prior written consent of each of SCG, the Company and the Securityholders’ Representative.

Very truly yours,

/s/ Donald R. Wilson, Jr.

Donald R. Wilson, Jr., not individually, but as

Trustee of the Donald R. Wilson, Jr. 2002 Trust

dated October 15, 2002

Accepted and agreed to as of

the date first written above:

SCG Financial Acquisition Corp.

By: /s/ Gregory H. Sachs

Gregory H. Sachs, Chairman and CEO

EXHIBIT A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

A. Term Loan Facility:

Permitted Use of Funds:

Solely to fund all or a portion of (A) the Merger Consideration (as defined in the Merger Agreement) pursuant to the Merger Agreement and (B) all (i) out-of-pocket fees and expenses and (ii) other amounts payable by SCG under or in connection with the Merger Agreement.

Loan Amount:

Up to the aggregate amount of (A) SCG’s obligations under the Merger Agreement and (B) all (i) out-of-pocket fees and expenses and (ii) other amounts payable by SCG under or in connection with the Merger Agreement (the “Loan”); provided that such amount will be reduced by the aggregate amount of cash available to SCG (and any other Borrower) as of the Closing Date (collectively, the “Available Cash”) from cash on hand, cash from SCG’s public investors, and net cash proceeds from any alternative debt financing borrowed from alternative lenders (the “Alternative Financing”); provided, however, that SCG and its subsidiaries and affiliates (including any other Borrower) shall be allowed to retain up to $5,000,000 of Available Cash as of the Closing Date in order to fund future operations and other contingencies.

Best Efforts:	SCG (and any other Borrower) shall use its best efforts through the Closing Date to raise sufficient Available Cash so that SCG (or any other Borrower) will not be required to access the Facility.

Term of Facility:	Twenty-four (24) months.

Principal Payments:	One hundred percent (100%) principal repayment at maturity.

Interest:

Fixed rate of (a) for the first twelve (12) months the Loan is outstanding, fifteen percent (15%) per annum, five percent (5%) of which will be payment-in-kind (PIK) and added each month to the principal balance, and (b) thereafter, twenty percent (20%) per annum, ten percent (10%) of which will be PIK and added each month to the principal balance.

Interest will be calculated on a 360-day basis, and cash interest shall be payable on the first day of each month commencing the month after the closing.

Fees:

Upon signing this letter agreement, Lender shall receive 100,000 shares of the common stock of SCG in consideration for Lender’s commitment herein to make the Loan.  Lender shall also receive an additional 10,000 shares of the common stock of SCG for each $1.0 million of the Loan which remains outstanding as of the date eighteen (18) months after the closing.

Prepayment:

Borrower may voluntarily prepay all or a portion of the Loan at any time without penalty of prepayment.

Borrower shall prepay the Loan on a quarterly basis, in an amount equal to 90% of excess free cash flow at the end of each fiscal quarter starting at the end of the first fiscal quarter of 2014 (March 31, 2014).

CapEx:

If any of the Loan remains outstanding as of twelve (12) months after the Closing, SCG and its subsidiaries and affiliates (including any other Borrower and the Target Company) shall be prohibited from making capital expenditures in excess of the aggregate amount of $500,000 in any fiscal year.

Covenants:	Affirmative and negative covenants will be usual and customary for transactions of this type. There will be no financial covenants except as expressly set forth herein.

B.

Collateral

•

The Loan shall be secured by a lien and security interest in and to all personal and real property assets of SCG and its domestic subsidiaries (including the Target Company) as Lender determines in its sole discretion, including, without limitation, the assets of the Target Company and the Stock in the Target Company held and to be acquired by Borrower (the “Collateral”).

•

In the event that SCG is not a Borrower, SCG shall execute and deliver to Lender an irrevocable and unconditional guaranty of the Loan to be secured by a lien and security interest in and to all personal and real property assets of SCG and its domestic subsidiaries as Lender determines in its sole discretion.

•

At Lender’s request, SCG (and any other Borrower) shall cause its domestic subsidiaries, including, without limitation, the Target Company, to take such action and deliver such documentation as Lender requires to grant and perfect the liens and security interests in such Collateral held by such subsidiaries.

•

The Lender shall have a first priority lien and security interest in and to the Collateral subject only to any secured indebtedness of Borrower and its subsidiaries outstanding at the Closing Date or otherwise approved by Lender; provided that the liens of the Lender will be subordinated to the liens granted to the holders of any indebtedness borrowed as part of the Alternative Financing.

C. Conditions Precedent to Closing

•

The satisfaction or waiver of the conditions set forth in Section 3.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied by actions taken at Closing, provided, that such conditions are then capable of being satisfied assuming a Closing would occur).

•

The Credit Documents shall contain all of the terms and conditions set forth in this Summary of Terms.

•

In the event that SCG and its subsidiaries and affiliates (including any other Borrower) have access to sufficient Available Cash to pay the aggregate amount of (A) SCG’s obligations under the Merger Agreement and (B) all (i) out-of-pocket fees and expenses and (ii) other amounts payable by SCG under or in connection with the Merger Agreement without the need to access any portion of the Loan, Borrower and Lender shall not consummate the Loan as provided herein.  In such event, Lender shall be entitled to retain the 100,000 shares of common stock of SCG granted to Lender upon execution of this letter agreement, and SCG (and any other Borrower) will remain obligated to reimburse and indemnify Lender as set forth immediately below.

D.

Expenses/Indemnification

SCG (and any other Borrower) shall reimburse Lender for all costs and fees (including outside counsel fees) incurred by Lender in connection with the preparation, due diligence, negotiation and execution of documents evidencing, securing or otherwise relating to the Loan.  In addition, the SCG (and any other Borrower) shall indemnify Lender against any loss, claim, liability or expense including, without limitation, legal fees and disbursements incurred by it in connection with, arising out of, or in any way related to the execution, delivery, enforcement or defense of this letter agreement or of any of the transactions contemplated hereby except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence or willful misconduct of the Lender.  Lender shall in no case be liable for any special, indirect or consequential damages arising from any breach of any obligations of Lender.

E.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT THE PARTIES FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS MAY LATER BE AGREED IN WRITING TO MODIFY IT; AND, IN ANY EVENT, AS SUPERSEDED BY LOAN DOCUMENTS SIGNED BY THE PARTIES.

F.

Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, State of New York over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.